EXHIBIT 99.44

Second Joinder Agreement

Dated as of October 18, 2011

The undersigned hereby agrees to join as a party to that certain Agreement of Joint Filing, dated as of July 2, 2007, among Sun Pharmaceutical Industries Ltd., Sun Pharma Global, Inc. and Alkaloida Chemical Company Exclusive Group Ltd., joined by Sun Pharmaeutical Industries, Inc. in that certain Joinder Agreement, dated as of September 24, 2010.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first written above.

THE TARO DEVELOPMENT CORPORATION

By: /s/ Rajesh Shah
Name: Rajesh Shah
Title: Authorized Signatory

Registered Office : SPARC, Tandalja, Vadodara – 390 020 India.
Corporate Office : Acme Plaza, Andheri – Kurla Road, Andheri (East), Mumbai – 400 059.